Exhibit 10.10

First Amendment

Consultancy Agreement

To:

D.L Capital Ltd

Dear Sir(s),

This is to confirm and acknowledge the amendment to Consulting Agreement (the “Agreement”) entered on August, 12 August 2009, by and between Enertec Systems 2001 Ltd., a private company registered in the State of Israel with company number 513144261 (hereinafter: “Company”) and D.L Capital Ltd., a corporation organized under the laws of the State of Israel (“DL”) effective as of October 1st 2011.

Pursuant to this Amendment the Company shall assign and transfer its rights and obligations pursuant to the Agreement (on "as is" basis) to Enertec Electronics Ltd (which indirectly fully controls the Company).

Pursuant to this Amendment Enertec Electronics will pay a monthly fee in the amount of NIS 60,000 (Sixty thousand New Israeli Shekels) per month (the “Fee”). The monthly Out-of-Pocket Expenses shall be updated to US$3,000.

The Fee will be payable to DL or any of its subsidiaries or at its discretion to Mr. Davis Lucatz personally.

All other terms and conditions included in the Agreement shall remain in effect.

Sincerely
/s/ David Lucatz
Enertec Systems 2001 Ltd

I confirm, acknowledge and agree to the aforementioned.

Sincerely

/s/ David Lucatz	/s/ David Lucatz
Enertec Electronics Ltd	D.L Capital Ltd